Exhibit 5

Advocaten
Notarissen
Belastingadviseurs
To Qiagen N.V.
Spoorstraat 50	Tripolis
5911 KJ VENLO	Burgerweeshuispad 301
THE NETHERLANDS	P.O. Box 75084
1070 AB Amsterdam

T +31 20 577 1771
F +31 20 577 1775

Date	10 August 2005	J.W. Hoevers
Our ref.	\1161\74553388 - Qiagen\S8 opinion\l005-1161.doc \TGAA	advocaat

Dear Sirs,

Qiagen N.V.

SEC Registration

of 1,939,257 common shares

in the share capital of Qiagen N.V.

1	Introduction

I have acted on behalf of De Brauw Blackstone Westbroek N.V. as Dutch legal adviser (advocaat) to Qiagen N.V., with corporate seat in Venlo, (the “Company”) in connection with the registration (the “Registration”) by the Company with the United States Securities and Exchange Commission (the “SEC”) of 1,939,257 common shares (the “Shares”), each having a nominal value of EUR 0.01, in the Company’s share capital, to be newly issued by the Company upon (i) the exercise of rights (the “Options”) to subscribe for shares in the Company’s share capital granted under the Plan (as defined below) and (ii) the grant or exercise of stock awards and other stock-based awards (the “Stock Awards”) under the Plan. I have taken instructions solely from yourselves.

2	Dutch Law

This opinion is limited to Dutch law as applied by the Dutch courts and published and in effect on the date of this opinion. It is given on the basis that all matters

De Brauw Blackstone Westbroek, N.V., The Hague, is registered with the trade register in the Netherlands under no. 27171912.

All services and other work are carried out under an agreement of instruction (“overeenkomst van opdracht”) with De Brauw Blackstone Westbroek, N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in The Hague and contain a limitation of liability. Client account notaries ING Bank no. 69.32.13.876.

relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, Dutch law.

3	Scope of Inquiry; definitions

For the purpose of this opinion, I have examined the following documents:

3.1	A photocopy of a notarial copy of the Company’s deed of incorporation and the Company’s articles of association as most recently amended on 14 July 2005 according to the trade register extract referred to in paragraph 3.2, all as filed with the chamber of commerce and industry for Limburg-Noord (the “Chamber of Commerce”).

3.2	A faxed copy of a trade register extract regarding the Company provided by the Chamber of Commerce and dated 3 August 2005.

3.3	A print of an e-mailed copy received by me on 21 July 2005 of the Qiagen N.V. Amended and Restated 2005 Stock Plan (the “Plan”).

3.4	A print of an e-mailed copy received by me on 1 August 2005 of an extract from the minutes of the Company’s general meeting of shareholders held on 16 June 2004, including a resolution to extend until 16 June 2009 the authority of the Company’s supervisory board (raad van commissarissen) to (i) resolve upon the issue of shares to a maximum of the authorized share capital of the Company and to determine the price and further terms and conditions of such share issues, (ii) grant rights to subscribe for shares up to a maximum of the authorized share capital of the Company; and (iii) limit or exclude any pre-emptive rights (voorkeursrechten) to which shareholders may be entitled (such resolution, together with any earlier or later resolutions to the same effect, the “Delegations”).

3.5	A print of an e-mailed copy received by me on 26 July 2005 of an extract from the minutes of the Company’s general meeting of shareholders held on 14 June 2005, including a resolution to approve the Plan.

3.6

A print of an e-mailed copy received by me on 10 August 2005 of a written resolution of the Company’s supervisory board dated 8 August 2005 in respect of the issue and grant of options with respect to and the allocation of common shares designated for the granting of stock awards (e.g. restricted and unrestricted stock awards) and grant or exercise of other stock-based awards and the exercise of stock options granted in accordance with the Plan and the appointment of the compensation committee of the Company’s supervisory board (the “Compensation Committee”) as the body to, among other things, grant

2/6

stock options, restricted and unrestricted stock awards and other stock-based awards to employees of the Company and members of the Company’s supervisory board on a monthly basis in accordance with the Plan and to determine the price and the further terms and conditions connecting with the granting of stock options, restricted and unrestricted stock awards and other stock-based awards in accordance with the Plan (such resolution, together with any earlier or later resolutions to the same effect, the “Allocation Resolutions”).

3.7	A print of an e-mailed copy received by me on 2 August 2005 of the minutes of a meeting of the Compensation Committee held on 30 June 2005, including a resolution to grant Options (such resolution, together with any earlier or later resolutions to the same effect with respect to Options and Stock Awards, the “Grant Resolutions”).

3.8	A print of an e-mailed copy received by me on 21 July 2005 of a form of a non-qualified stock option agreement for the Plan.

3.9	A print of an e-mailed copy received by me on 5 August 2005 of a draft of a registration statement on Form S-8 relating to the Registration (excluding the documents incorporated into the registration statement by reference and any annexes to it) (the “Registration Statement”).

In addition, I have obtained the following confirmations given by telephone on the date of this opinion:

3.10	Confirmation from the office of the bankruptcy division (faillissementsgriffie) of the Roermond district court that the Company is not registered as having been declared bankrupt or granted suspension of payments.

My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

4	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1	All copy documents conform to the originals and all originals are genuine and complete.

4.2	Each signature is the genuine signature of the individual concerned.

3/6

4.3	The extracts from minutes referred to in paragraph 3 are a true record of the proceedings described in them in duly convened, constituted and quorate meetings and the resolutions set out in those minutes and any other resolutions referred to in paragraph 3, (i) were validly passed and remain in full force and effect without modification, and (ii) comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law. Any confirmation referred to in paragraph 3 is true.

4.4	The Options and the Stock Awards to be granted and accepted under the Plan have been or will have been granted and accepted in accordance with the provisions of the Plan.

4.5	The Options and Stock Awards have been or will have been granted by the Company and accepted and exercised by the Option or Stock Award grantees and the Shares have been or will have been issued by the Company and accepted by the exercising holders of Options and Stock Awards, as the case may be, and recipients of Stock Awards, in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law and including, without limitation, (i) that the Options and Stock Awards are offered in accordance with the 1995 Act on the supervision of the securities trade (Wet toezicht effectenverkeer 1995; the “Securities Act”), by means of such offers being in compliance with the requirements of the Exemption Regulation under the 1995 Act on the supervision of the securities trade (Vrijstellingsregeling Wet toezicht effectenverkeer 1995) or otherwise in accordance with the Securities Act and (ii) that insider trading (voorwetenschap) rules under the Securities Act are complied with).

4.6	Allocation Resolutions and Grant Resolutions have been or will have been adopted in respect of Options and Stock Awards, as the case may be, relating to an aggregate of at least 1,939,257 Shares.

4.7	All Shares to be issued pursuant to the exercise of Options and Stock Awards and all Shares to be issued as a Stock Award are newly issued Shares.

4.8	At the time of grant of the Options and the Stock Awards and at the time of issue of the Shares both the Company’s authorized share capital (maatschappelijk kapitaal) and the relevant Delegation are sufficient to allow for the issue of the Shares.

4.9	The Shares will have been (i) issued in the form and manner prescribed by the Company’s articles of association at the time of issue and (ii) validly accepted by the Option holders and Stock Award holders exercising their Options and Stock Awards, as the case may be, and the recipients of Stock Awards.

4/6

4.10	The nominal amount of the Shares and any agreed share premium will have been validly paid.

4.11	The Registration Statement has been or will have been filed with the SEC in the form referred to in paragraph 3.

5	Opinion

Based on the documents and confirmations referred to and the assumptions in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to me, I am of the following opinion:

The Shares have been or will have been duly authorized and, when issued, will have been validly issued in accordance with Dutch law and fully paid. The holders of the Shares will not be liable for the Company’s obligations, except in the case of abuse of the Company’s legal personality and other exceptional circumstances.

6	Qualifications

This opinion is subject to the following qualifications:

6.1	This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganization and other laws of general application relating to or affecting the rights of creditors.

6.2	The trade register extract referred to in paragraph 3 does not provide conclusive evidence that the facts set out in it are correct. However, under the 1996 Trade Register Act (Handelsregisterwet 1996), subject to limited exceptions, a company cannot invoke the incorrectness or incompleteness of its trade register registration against third parties who were unaware of it.

6.3	The confirmation from the office of the bankruptcy division referred to in paragraph 3 does not provide conclusive evidence that the Company has not been declared bankrupt or granted suspension of payments.

7	Reliance

This opinion is solely for the purpose of the Registration. It is not to be transmitted to anyone nor is it to be relied upon for any other purpose or quoted or referred to in any public document or filed with anyone without my written

5/6

consent except that it may be filed with the SEC as an exhibit to the Registration Statement (but I do not admit that I am a person whose consent for that filing is required under Section 7 of the United States Securities Act of 1933, as amended).

Yours faithfully,

/s/ Jan Willem Hoevers

Jan Willem Hoevers

for De Brauw Blackstone Westbroek N.V.

6/6